EXHIBIT 10.25
SUMMARY OF DFC GLOBAL CORP. LONG TERM INCENTIVE COMPENSATION
PROGRAM
     With respect to each fiscal year of DFC Global Corp. (together with its subsidiaries, the “Company”), the Human Resources and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company approves the implementation of a long term incentive compensation program (the “LTIP”) pursuant to which certain executive and management personnel of the Company, including each of the Company’s named executive officers (collectively, the “Participants”), will be entitled to participate. Awards are recommended by our Chairman and Chief Executive Officer to the Committee, and are based on discretionary factors including but not limited to an executive’s position, level and breadth of responsibility, and significant contributions to the Company.
     Awards under the LTIP typically consist of a combination of shares of restricted common stock, restricted stock units or options to purchase shares of the Company’s common stock granted under the Company’s 2007 Equity Incentive Plan, and long term cash incentive payments. Restricted stock unit awards and option awards under the LTIP vest ratably on a quarterly basis over a three-year period beginning with the quarter ending after the grant date, provided that the grant recipient remains employed by the Company on each vesting date over the three year period. Long term cash incentive awards vest ratably on an annual basis over a three-year period, provided that the Company meets certain goals and/or other strategic objectives as set by the Board for the applicable fiscal year, and the award recipient remains employed with the Company on each respective payment date over the three year period. Such goals and/or strategic objectives may include one or more of the following metrics, or any variation thereof: net sales; net revenue; pretax income; pro forma pretax income; pretax income before allocation of corporate overhead and bonus; budget; cash flow; net income or earnings per share; net income or operating income; return on shareholders’ equity; return on assets, capital or investment; the price of the Common Stock or any other publicly-traded securities of the Company; market share; gross profits; operating margins; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings before interest, taxes, depreciation, amortization and stock-based compensation; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization and other non-cash charges and credits; operating income before depreciation and amortization; sales or revenue targets; capital or investment; cash flow; cost reduction goals; budget comparisons; implementation or completion of projects or processes strategic or critical to the Company’s business operations; completion of targeted acquisitions; entry into new markets; development of new products and services; measures of customer satisfaction; any combination of, or a specified increase in, any of the foregoing; and the formation of joint ventures, marketing or customer service collaborations, or the completion of other corporate transactions intended to enhance the Company’s revenue or profitability or expand its customer base.